Eaton Vance Management
Two International Place
Boston, MA 02110
(617)482-8260
www.eatonvance.com

Effective as of February 15, 2013

To Eaton Vance Municipal Income Term Trust

With Reference to the Investment Advisory and Administrative Agreement entered into by Eaton Vance Management (“Eaton Vance”) with Eaton Vance Municipal Income Term Trust (the “Fund”) we hereby notify you of the following:

In connection with the organization and initial offering of the common shares of the Fund, Eaton Vance hereby agrees to (i) pay all organizational costs of the Fund and (ii) pay all offering costs of such offering of the Fund (other than sales load) that exceeds $0.04 per share.

The instrument is executed under seal and shall be governed by Massachusetts Law.

Very truly yours,
EATON VANCE MANAGEMENT

By:	/s/ Duncan W. Richardson
Name:	Duncan W. Richardson
Title:	Executive Vice President, and not Individually

ACCEPTED AND AGREED TO

ON BEHALF OF THE FUND

By: Name:	/s/ Barbara E. Campbell Barbara E. Campbell
Title:	Treasurer, and not Individually

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